Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”), dated as of April 21, 2026 (the “Effective Date”), is made and entered into by and between TuHURA Biosciences, Inc., a Nevada corporation (“TuHURA”) and Parkview Holdings One LLC, a Florida limited liability company (“Parkview”). TuHURA and Parkview are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement and not defined herein shall have the definitions set forth in the Loan Agreement (as defined below).

RECITALS

A.

TuHURA and Parkview have entered into a Loan Agreement of even date herewith (the “Loan Agreement”) pursuant to which Parkview has agreed to make available to TuHURA a loan facility of up to $50.0 million upon the terms and conditions set forth in the Loan Agreement.

B.

In partial consideration for the lending obligations undertaken by Parkview pursuant to the Loan Agreement, TuHURA desires to pay to Parkview certain royalties based on the Net Sales of Product(s) (as those terms are defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TuHURA and Parkview agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement:

(i) “Affiliate(s)” means, with respect to each Party, any other Person directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii) “Agreement” shall have the meaning set forth above.

(iii) “Buyout Consideration” shall mean a sum to be agreed upon by TuHURA (or its successors) and Parkview to terminate or reduce the Royalty payment obligations under this Agreement.

(iv) “Change of Control” shall with respect to a Person: (a) an acquisition, reorganization, merger, or consolidation of such Person by or with any other Person in which the holders of the voting securities of such Person outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which any other Person, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person; or (c) the sale or other transfer to any other Person of all or substantially all of such Person’s asset.

(v) “Confidential Information” of a Party shall mean any and all confidential or proprietary information and materials, including all scientific, technical, financial, or business information as well as all trade secrets, patents, and ideas belonging to such Party, as well as its customers, clients, or other Third Parties who furnished such information, materials, and/or trade secrets to such Party with expectations of confidentiality. Confidential Information does not include information that the receiving Party can demonstrate by contemporaneous written or other contemporaneous documentary records: (a) was rightfully known to the receiving Party without restriction on use or disclosure prior to such information’s being disclosed or made available to the receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the receiving Party’s or any of its Representatives’ noncompliance with this Agreement; (c) was or is received by the receiving Party on a non-confidential basis from a Third Party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) was or is independently developed by the receiving Party without reference to or use of any Confidential Information.

(vi) “Covering” or “Covered” shall mean with respect to a claim of a Patent and a Product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, or sale of such Product (considering claims of Patent applications to be issued as then pending in the Field in the Territory).

(vii) “Effective Date” shall have the meaning set forth above.

(viii) “Expert” shall have the meaning set forth in Section 20.

(ix) “FDA” shall mean the U.S. Food and Drug Administration.

(x) “Field” shall mean the use of IFx-2.0 in any treatment or pharmaceutical application, including but not limited to treatments in the field of Merkel cell carcinoma, pancreatic cancer, ovarian cancer, and any other oncological indication or related product variant.

(xi) “First Commercial Sale” shall mean, with respect to any Product, in any country, the first arm’s length sale of such Product by TuHURA or its Affiliates or Sublicensees to an unrelated Third Party for monetary value for use or consumption of such Product after regulatory approval for such Product in such country or jurisdiction has been granted. Sales prior to receipt of regulatory approval for such Product, such as so-called “treatment IND sales,” “named patient sales,” “compassionate use sales,” and similar sales shall not be construed as a First Commercial Sale.

(xii) “IFx-2.0” shall mean the proprietary innate immune agonist for cancer being developed by TuHURA and its subsidiaries under the name “IFx-2.0”.

(xiii) “Intellectual Property Rights” shall mean patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use and protect the confidentiality of, Confidential Information (including know-how), Patents, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted renewals or extensions of, and rights to claim priority from such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

(xiv) “Knowledge” shall mean the actual knowledge of James Bianco or Dan Dearborn.

(xv) “Loan Agreement” shall have the meaning set forth above.

(xvi) “Net Sales” shall mean, with respect to a particular Royalty Year, the gross amount invoiced during such Royalty Year by TuHURA, its Affiliates, or Sublicensees for the sale of Product(s) in the Field in the Territory (including all worldwide sales, regardless of where they occur) made to an unrelated Third Party; less the following items: (A) normal and customary trade, quantity, prompt pay, and cash discounts, including charge-back payments, allowances, or rebates actually taken and allowed, including promotional or similar discounts or rebates, and discounts or rebates to wholesalers or other distributors, buying groups, healthcare insurance carriers or other institutions, managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursors, or to trade customers; (B) credits or allowances, refunds or chargebacks given or made for rejection or return of previously sold Product(s), or for defective sold Product(s); (C) compulsory payments and rebates directly related to the sale of such Product(s) paid to a government authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program; (D) costs of freight, postage, shipping, insurance, handling, and other transportation charges related to the distribution of such Product(s); and (E) invoiced amounts that are not collected and actually written off as non collectable bad debts for the sale of such Product(s); provided that such invoiced amounts shall be added to the Net Sales amount if collected subsequently. No deductions from Net Sales may be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections.

In the event that the Product(s) is sold as part of a Combination Product(s) (where “Combination Product(s)” means any Product consisting of one or more products covered by a Valid Claim packaged, bundled, or otherwise combined for sale with one or more other products that is not covered by a Valid Claim (e.g., a pharmaceutical product which comprises the Product(s) and other active compound(s), ingredient(s), and/or device(s)) (each, an “Other Product(s)”) in a particular country, the Net Sales of the Product(s) in such country, for the purposes of determining royalty and commercial milestone payments, shall be determined on a country-by-country basis by multiplying actual Net Sales of such Combination Product(s) in such country as determined in the first paragraph of the definition of “Net Sales” (“Combination Product(s) Net Sales”) by the fraction A/(A+B) where “A” is the weighted average net selling price of the Product(s) in such country when sold separately (i.e., without the Other Product(s)) and “B” is the weighted average net selling price of the Other Product(s) in such country when sold separately, in each case, during the relevant period.

In the event that the weighted average sale price of the Product(s) can be determined but the weighted average sale price of the other active compound(s), ingredient(s), and/or device(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Combination Product(s) Net Sales by the fraction A/C where A is the weighted average net selling price of the Product(s) in such country when sold separately (i.e., without the Other Product(s)) and C is the weighted average net selling price of the Combination Product(s) in such country.

If either (a) the weighted average net selling price of the Product(s) in such country when sold separately (i.e., without the Other Product(s)) cannot be determined but the weighted average net selling price of the Other Product(s) in such country when sold separately can be determined or (b) neither the weighted average net selling price of the Other Product(s) or the Product(s) in such country when sold separately can be determined, then with respect to sales by TuHURA or its Affiliates or Sublicensees, Combination Product(s) Net Sales in such country for purposes of determining royalty payments will be calculated by multiplying the Combination Product(s) Net Sales by the fraction A/C where A will be a price to be negotiated and agreed upon by the Parties, reasonably and in good faith taking into account the target product profile of such Product(s) and other relevant external factors and C is the weighted average net selling price of the Combination Product(s) in such country; provided that, if the Parties are unable to agree upon such price determination within sixty (60) days of commencing such negotiations, then such matter shall be resolved in accordance with Section 20 taking into account the standards set forth above.

(xvii) “Patent(s)” shall mean (A) the United States and foreign patents and/or patent applications (and any patents issuing therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing) listed in Appendix A hereto and (B) any United States and foreign patents and/or patent applications (and any patents issuing therefrom) to the extent claiming any use of IFx-2.0 in Merkel cell carcinoma, pancreatic cancer, or ovarian cancer owned or controlled by TuHURA or its Affiliates and conceived or reduced to practice prior to, or during, the Royalty Term.

(xviii) “Payment” shall have the meaning set forth in Section 2.

(xix) “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

(xx) “Product(s)” shall mean any product or service (i) the manufacture, use, offer for sale, or sale of which infringes any Valid Claim of a Patent or would infringe any pending Valid Claim of a Patent if such claim were to issue or (ii) that otherwise constitutes the use of IFx-2.0 in any pharmaceutical application. For the sake of clarity, a Product will constitute the use of IFx-2.0 in any indication, including Merkel cell carcinoma, pancreatic cancer, ovarian cancer, or any other oncological indication or related product variant, if Covered and indicated therefor.

(xxi) “Representatives” means with respect to a Party, that Party’s employees, officers, consultants, agents, independent contractors, and outside legal advisors.

(xxii) “Royalty” shall have the meaning set forth in Section 2.

(xxiii) “Royalty Payor(s)” shall have the meaning set forth in Section 2.

(xxiv) “Royalty Statement” shall have the meaning set forth in Section 2.

(xxv) “Royalty Term” shall mean the date of the First Commercial Sale of any Product in any country and continuing until the expiration or abandonment of the last-to-expire Valid Claim in any country Covering a Product.

(xxvi) “Royalty Year” shall mean the twelve-month period beginning on the date of the First Commercial Sale made by TuHURA of any Product (regardless of Product) and ending on the date that is one day before the first anniversary of such First Commercial Sale, as well as each successive consecutive twelve month period thereafter during the Royalty Term.

(xxvii) “Sublicensee” shall mean a Third Party that is granted a license or sublicense to sell Product(s) in the Field in the Territory, beyond the mere right to purchase Product(s) from TuHURA and its Affiliates or resell such Product(s), and excludes TuHURA’s Affiliates or Third Party subcontractors that act solely for the benefit of TuHURA or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of TuHURA or its Affiliates.

(xxviii) “Term” shall have the meaning set forth in Section 3.

(xxix) “Territory” shall mean worldwide.

(xxx) “Third Party” shall mean any Person other than TuHURA or Parkview.

(xxxi) “Valid Claim” shall mean a claim in: (A) an issued, unexpired, and granted Patent owned or controlled by TuHURA or its Affiliates, which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental authority of competent jurisdiction or (B) a pending Patent application owned or controlled by TuHURA or its Affiliates which has not been abandoned or finally rejected without the possibility of appeal or refiling and that has not been pending for greater than ten (10) years.

2. Royalty; Material Terms.

(a) During each Royalty Year during the Royalty Term, as consideration for Parkview’s obligations under the Loan Agreement, TuHURA, an applicable Third Party or Affiliate, or Sublicensee (“Royalty Payors”) shall pay Parkview annual royalty payments equal to (i) [*****]% of the Net Sales during such Royalty Year up to and including [*****] dollars ($[*****]) of Net Sales; (ii) [*****]% of the Net Sales during such Royalty Year for greater than [*****] dollars ($[*****]) of Net Sales up to and including [*****] dollars ($[*****]) of Net Sales; and (iii) [*****]% of the Net Sales during such Royalty Year for greater than [*****] dollars ($[*****]) of Net Sales up to and including four hundred fifty million dollars ($450,000,000.00) of Net Sales (the “Royalty”). For the sake of clarity, since the use of IFx-2.0 in any pharmaceutical application constitutes a Product, the thresholds for Net Sales set forth in this Section 2(a) shall be calculated for the cumulative total of all Products taken together annually. In no event shall the Royalty Payors pay a Royalty in excess of the amounts explicitly set forth in this Section 2(a) for all Products combined.

(b) Any Royalty earned hereunder on Net Sales of Product(s) shall be paid by Royalty Payors within ninety (90) days following the last day of the Royalty Year in which such Net Sales were invoiced by Royalty Payors (each payment, a “Payment”). Each Payment shall be made in US dollars by wire transfer of immediately available funds to an account designated by Parkview. Any Payment not made when due shall bear interest from the due date until paid at a rate equal to the lesser of (i) five percent (5.00%) per month or (ii) the maximum rate permitted by applicable law. Parkview shall pay all applicable taxes or charges imposed by any government entity in connection with any Payment. Royalty Payors will calculate the Net Sales of Product(s) in respect of a Royalty Year in US dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of such calendar year.

(c) Each Payment shall be accompanied by a statement (each, a “Royalty Statement”) that sets forth (i) the gross amounts invoiced for the sale of Product(s) in the applicable Royalty Year, (ii) the Net Sales of the Product(s) in the applicable Royalty Year showing the calculation of gross amounts invoiced to Net Sales on a Product-by-Product basis, and (iii) a calculation of the Royalty due on such Net Sales. Parkview may, upon reasonable notice and at Parkview’s expense and no more than once annually, audit TuHURA’s books and records for the purpose of determining the accuracy of Royalty Statements for the prior three (3) Royalty Years. All audits shall be conducted on Parkview’s behalf by a certified public accountant selected by Parkview. Audits shall be conducted during regular business hours at the offices where TuHURA maintains such records. Parkview and its auditor shall have access to all records reasonably related to the calculation of Net Sales, including records relating to deductions, discounts, returns, and Combination Products. Such auditor shall be bound by reasonable confidentiality obligations. If such audit reveals a deficiency in any Payment, TuHURA shall pay such deficiency to Parkview within thirty (30) days, together with interest thereon at the rate of the lesser of (A) one percent (1%) per month or (B) the maximum rate permitted by applicable law, from the date such payment was originally due. If such deficiency exceeds ten percent (10%) of the Payment actually made for the audited period, TuHURA shall also pay the reasonable documented fees and expenses of the auditor. If the deficiency exceeds twenty percent (20%) for any Royalty Year, Parkview shall have the right to conduct an additional audit for the immediately preceding Royalty Year at TuHURA’s expense. TuHURA will maintain records showing sale of the Product(s) (including sales of other goods or services sold or licensed bundled with the Product(s)) for at least five (5) years from the date of sale.

(d) If Royalty Payor(s) enters into any Third Party royalty arrangements or patent licenses that are reasonably necessary for the exploitation of a Product, then fifty percent (50%) of the amounts actually paid to the Third Party under the Third Party royalty arrangements or patent licenses Product(s) may be offset against the Royalty that would otherwise have been payable to Parkview, such offset to continue until all such amounts have been expended; provided, however, that (i) in no event shall the Royalty owed to Parkview be reduced by more than fifty percent (50%) and (ii) Royalty Payor(s) shall provide Parkview with copies of such Third Party agreements, which may be redacted for confidential terms unrelated to royalty calculations.

(e) At any time during the Term and at the written request of TuHURA, the Parties may negotiate in good faith a termination or reduction of TuHURA’s (or its successors’) Royalty payment obligations or other obligations under this Agreement, in accordance with a Buyout Consideration and subject to written agreement executed by both Parties.

(f) Information Rights. TuHURA shall provide Parkview with (i) written notice of any regulatory approval or rejection of a Product within ten (10) business days of such event, (ii) written notice of the First Commercial Sale of any Product within ten (10) business days of such sale, (iii) quarterly reports summarizing clinical trial progress, regulatory submissions, and commercialization activities for Products, and (iv) prompt written notice of any material adverse development affecting the development, regulatory status, or commercial prospects of any Product. TuHURA shall also permit Parkview or its designee to attend, as a non-voting observer, any meetings of the Board of Directors at which matters material to Product development, regulatory strategy, or commercialization are to be discussed, subject to reasonable confidentiality restrictions and recusal for matters presenting a conflict of interest.

(g) Sublicensing. TuHURA shall provide Parkview with written notice within thirty (30) days of entering into any sublicense with a Sublicensee, including a summary of the material terms relevant to royalty calculations. Any sublicense agreement shall include provisions requiring the Sublicensee to (i) report Net Sales to TuHURA in a manner consistent with this Agreement, (ii) maintain books and records sufficient to verify Net Sales, and (iii) permit audits by TuHURA (with results available to Parkview). TuHURA shall remain responsible for all Royalty payments to Parkview arising from Royalty Payors sales, regardless of whether TuHURA receives payment from such Royalty Payors.

3. Term and Termination.

(a) Unless earlier terminated pursuant to Section 3(b) or Section 3(c) below, the term of this Agreement will commence on the Effective Date of this Agreement and will continue on a Product-by-Product basis until the expiration of the last Royalty Term for such Product(s) (the “Term”).

(b) TuHURA may terminate this Agreement upon written notice to Parkview if Parkview shall, and Parkview may terminate this Agreement upon written notice to TuHURA if TuHURA shall, (i) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing.

(c) TuHURA may terminate this Agreement upon written notice to Parkview if Parkview materially breaches the Loan Agreement and such breach is not cured within thirty (30) days of written notice of breach delivered by TuHURA to Parkview.

(d) Change of Control. In connection with any Change of Control, TuHURA’s obligations under this Agreement shall be assumed by the acquiring or surviving entity pursuant to documentation, said documentation reasonably satisfactory to Parkview and the fully executed copy thereof provided to TuHURA within thirty (30) days following consummation of such Change of Control.

(e) Termination for Material Breach by TuHURA. Parkview may terminate this Agreement upon written notice to TuHURA if TuHURA (i) fails to make any Royalty payment when due and such failure continues for thirty (30) days after written notice thereof from Parkview, (ii) materially breaches any other provision of this Agreement and such breach is not cured within sixty (60) days of written notice from Parkview, or (iii) materially breaches the Loan Agreement and an Event of Default (as defined therein) has occurred and is continuing. Upon any such termination, TuHURA’s Royalty obligations that accrued prior to termination shall survive and remain payable, and Parkview shall retain all rights and remedies available at law or in equity.

4. Representations and Warranties of the Parties. Each Party represents and warrants that (a) it is duly formed and in good standing under the laws of the jurisdiction of its formation; (b) it has the full right, power, and authority to enter into and perform this Agreement; (c) it is not presently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other Person to file such an involuntary petition against it; (d) the individual executing this Agreement on such Party’s behalf has the actual authority to bind such Party to this Agreement; (e) the consent of any Person who is not a party to this Agreement is not necessary or required for it to carry out its obligations hereunder; and (f) the execution and performance of this Agreement does not and will not violate or interfere with any other material agreement to which it is a party. TuHURA further represents and warrants to Parkview as of the Effective Date that: (g) TuHURA or its Affiliates own or control all right, title, and interest in and to the Patents listed in Appendix A, free and clear of all liens, encumbrances, and adverse claims, except for Permitted Liens (as defined in the Loan Agreement); (h) the Patents listed in Appendix A have not been the subject of any challenge, reexamination, opposition, or invalidation proceeding, and to TuHURA’s Knowledge, are valid and enforceable; (i) to TuHURA’s Knowledge, the manufacture, use, offer for sale, and sale of the Product(s) in the Field in the Territory will not infringe, misappropriate, or otherwise violate any intellectual property rights of any Third Party; (j) TuHURA has not received any written notice alleging that the Products or the use thereof infringes the intellectual property rights of any Third Party; (k) to TuHURA’s Knowledge, no Third Party is infringing the Patents; (l) TuHURA has disclosed to Parkview all material licenses, agreements, and encumbrances affecting the Patents or the Products; and (m) TuHURA has maintained and will continue to maintain all Patents in full force and effect and will not abandon any Patent without providing Parkview with at least sixty (60) days’ prior written notice.

5. Ownership of the Product(s). As between the Parties, (a) TuHURA retains any and all right, title, and interest in and to the Product(s) and the Confidential Information, Patent(s), and Intellectual Property Rights associated with the Product(s) and (b) Parkview acknowledges and agrees that except as set forth in this Agreement (i) it shall not have any right, title, or interest in or to the Product(s) or the Intellectual Property Rights associated with the Product(s) and (ii) it shall not make any claim of ownership or interest in or to such Product(s) or the Confidential Information, Patent(s), and Intellectual Property Rights associated with the Product(s). All Confidential Information, Patent(s), and Intellectual Property Rights, including all intellectual property, designs, compilations, property, data, documentation, and any other materials prepared, conceived, discovered, developed, or created by or on behalf of TuHURA or Parkview and relating to, comprising, or constituting, in whole or in part, the Product(s) (including the Confidential Information, Patent(s), and Intellectual Property Rights) shall be owned solely by TuHURA, regardless of derivation or inventorship.

6. Patent Maintenance.

(a) TuHURA shall use commercially reasonable efforts to prosecute and maintain all Patents in the Territory during the Term. TuHURA shall not abandon, disclaim, or otherwise permit to lapse any Patent without providing Parkview at least thirty (30) days’ prior written notice, during which period Parkview may elect, in its sole discretion, to assume responsibility for prosecuting or maintaining such Patent at TuHURA’s expense (which expense may be offset against future Royalty payments).

(b) TuHURA shall provide Parkview with prompt written notice of any Third Party challenge to the validity or enforceability of any Patent, including any reexamination, inter partes review, post-grant review, opposition, or litigation. TuHURA shall keep Parkview reasonably informed of the status and material developments in any such proceeding.

(c) TuHURA shall use commercially reasonable efforts to enforce the Patents against any Third Party infringement that is material to the Products in the Field in the Territory and shall consult with Parkview before entering into any settlement that would materially affect the scope or enforceability of the Patents.

7. Covenant Not to Disclose. The Parties further agree that no Party shall, from and after the Effective Date of this Agreement, and with no limits as to geographic or temporal scope, at any time during and after the Term, directly or indirectly and in any way, use (except in the exercise of its rights or performance of its obligation under this Agreement) or disclose, or cause to be used or disclosed, any trade secrets or Confidential Information of the other Party acquired by it in connection with this Agreement. Each Party shall safeguard the Confidential Information of the other Party from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care. Notwithstanding the foregoing, each Party may disclose or permit access to Confidential

Information of any other Party to its Representatives who (i) need to know such Confidential Information for purposes of the receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement, (ii) have been informed of the confidential nature of the Confidential Information and the receiving Party’s obligations under this Section 7, and (iii) are bound by confidentiality and restricted use obligations.

8. Relationship of the Parties. It is understood and agreed that this Agreement is not intended to, and shall not, constitute any authority for Parkview to act in any manner as TuHURA’s agent or bind TuHURA for any purpose whatsoever.

9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provisions or any other jurisdiction and the Parties shall replace such invalid, illegal, or unenforceable provision with a new provision permitted by applicable laws and rules and having an economic effect as close as possible to the invalid, illegal or unenforceable provision.

10. Complete Agreement. This Agreement, together with the Loan Agreement, embodies the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only in a writing signed by TuHURA and Parkview or their successors. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any Party of any such right, power, or privilege hereunder, nor any single or partial exercise of any right, power, or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Parkview, TuHURA, and their respective heirs, successors, and permitted assigns. TuHURA shall not assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Parkview, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that TuHURA may assign this Agreement without Parkview’s consent to an Affiliate or in connection with a Change of Control, subject to compliance with Section 3(d). Parkview may freely assign its rights under this Agreement without TuHURA’s consent. Any purported assignment in violation of this Section 12 shall be null and void.

13. Survival. Sections 2 (with respect to any Royalty obligations accrued prior to termination), 5 through 19, and any other provisions that by their nature should survive, shall survive termination or expiration of this Agreement for any reason.

14. Choice of Law; Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the state of Delaware, excluding its choice law provisions. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal or state courts located in Delaware and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

15. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES IRREVOCABLY ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

16. Further Assurances. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give-full force to the terms and intent of this Agreement that are not inconsistent with its terms.

17. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

18. Notices. Any notices concerning this Agreement shall be in writing and delivered, at the sending Party’s cost and expense, by (a) email with PDF attachment if appropriate, (b) personal delivery, (c) certified U.S. mail, with postage prepaid and return receipt requested, or (d) overnight courier service, to the recipient at the email address or mailing address set forth on its signature page to this Agreement (or to such other email address or mailing address as shall be designated from time to time by such recipient in accordance with this Section 18).

19. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Execution and delivery of this Agreement by electronic exchange bearing the copies of a Party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such electronic copies shall constitute enforceable original documents.

20. Expert Determination. Notwithstanding anything to the contrary herein, to the extent a dispute is claimed, by either Party, to involve (a) the determination of the Net Sales or the Net Sales of a Combination Product(s), (b) the calculation of Buyout Consideration, (c) whether a Third Party license is reasonably necessary under Section 2(d), or (d) any other technical or financial matter that the Parties mutually agree to submit to expert determination, the following procedures shall apply:

(a) The Parties shall mutually select a single independent, conflict-free expert (the “Expert”), who shall have sufficient background and experience to resolve the dispute. If the Parties are unable to reach agreement on the selection of an Expert within thirty (30) days after submission to arbitration, then either or both Parties shall immediately request that the International Chamber of Commerce select an Expert with the requisite background, experience, and expertise. The place of arbitration shall be Delaware and

(b) Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within thirty (30) days of the selection of the Expert. Upon receipt of such summaries from each Party, the Expert shall provide copies of the same to the other Party. Within thirty (30) days of the delivery of such summaries by the Expert, each Party shall submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations shall not be permitted unless otherwise requested by the Expert. The Expert shall make a final decision with respect to the dispute within thirty (30) days following receipt of the last of such rebuttal statements submitted by the Parties which such decision shall be binding on the Parties. Each Party shall bear its own costs and expenses and attorneys’ fees and the Party that does not prevail in the arbitration proceeding shall pay the Expert’s fees and any administrative fees of arbitration.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

TUHURA BIOSCIENCES, INC.

By:	/s/ James Bianco, M.D.
Name:	James A. Bianco
Title: Chief Executive Officer

Address:	10500 University Center Drive, Suite 110
Tampa, Florida 33612

Email: jbianco@tuhurabio.com; ddearnborn@tuhurabio.com

PARKVIEW HOLDINGS ONE LLC

By:	/s/ Vijay Patel
Name:	Vijay Patel
Title:	Manager

Address:	6135 W. Sitka Street
Tampa, Florida 33634
Attention: Steven DiSarro

Email: steve@dmfunding.com

Appendix A

[Appendix A begins on the following page]

Patent Family	Description	Application/ Publication/ Patent Number	Issue Date/Status

DNA Vector and Transformed Tumor Cell Vaccines	Whole cell and DNA cancer vaccines	PCT/US2015/018688 (WO 2015/134577)	Nationalized in CH, DE, DK, EP, FR, GB, HK, IE, NL, NO, SE, US

		US 9,555,088 US 9,839,680 US 10,391,158 US 10,751,400	Issued 01/31/2017 Issued 12/12/2017 Issued 08/27/2019 Issued 08/25/2020

Cancer Vaccine Comprising mRNA Encoding a M-Like-Protein	Next generation cancer vaccine using mRNA encoding a bacterial antigen to prime anti-cancer immune responses	PCT/US2016/033235 (WO 2016/187407)	Nationalized in AU, CA, CH, CN, DE, DK, EP, FR, GB, HK, IE, JP, NL, NO, SE, US

		US 9,636,388 US 10,682,401 US 18/060,605	Issued 05/02/2017 Issued 06/16/2020 pending

Modified mRNA for Multicell Transformation	Next generation cancer vaccine using mRNA encoding a bacterial antigen to prime anti-cancer immune responses	PCT/US2021/031204 (WO 2021/226413)	Nationalized in CN, JP, CA, IN, AU, EP, KR, HK

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